UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 12, 2022

Steel Connect, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35319	04-2921333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Midway Ln Smyrna, Tennessee	37167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (914) 461-1276

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	STCN	Nasdaq Capital Market
Rights to Purchase Series D Junior Participating Preferred Stock	--	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On June 12, 2022, Steel Connect, Inc., a Delaware corporation (the “Company” or “Steel Connect”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Steel Partners Holdings L.P., a Delaware limited partnership (“Parent” or “Steel Partners”), and SP Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, each a “Party” and collectively the “Parties”) providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent. Parent, directly and indirectly, exercises voting power over shares of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) and Series C Preferred Stock, par value $0.01 per share, of the Company (the “Company Series C Preferred Stock”) collectively representing approximately 46.1% of the outstanding voting power of the Company.

At the effective time of the Merger, (i) each issued and outstanding share of the Company Common Stock owned by the Company or any of its wholly owned subsidiaries or by Parent or any of its wholly owned subsidiaries (collectively, “Excluded Shares”) will automatically be canceled and shall cease to exist, and no consideration shall be paid in respect thereof; and (ii) each issued and outstanding share of Company Common Stock (other than the Excluded Shares and any shares held by dissenting holders) will be converted into the right to (a) receive $1.35 in cash per share, without interest and subject to any withholding taxes (the “Per Share Cash Merger Consideration”) and (b) one contingent value right to receive, subject to the terms of the ModusLink CVR Agreement (described below), the ModusLink CVR Payment Amount as provided in the Merger Agreement (such right, a “ModusLink CVR” and, together with the Per Share Cash Merger Consideration, the “Per Share Merger Consideration”); and (iii) each issued and outstanding share of Company Common Stock converted into a right to receive the Per Share Merger Consideration (each, a “Converted Share” and collectively, the “Converted Shares”) shall automatically be canceled and shall cease to exist and the holders of certificates which immediately prior to the effective time of the Merger represented the Converted Shares (“Company Certificates”) shall cease to have any rights with respect to those shares, other than the right to receive the Per Share Merger Consideration with respect to each such share upon surrender of Company Certificates in accordance with the Merger Agreement.

The board of directors of the Company (the “Company Board”), acting on the unanimous recommendation of the special committee of the Company Board (the “Special Committee”), and the Board of Directors of Steel Partner Holdings GP Inc., a Delaware corporation, and the general partner of the Company (“Steel Partners’ General Partner”) approved the Merger Agreement and the transactions contemplated by the Merger Agreement (such transactions, collectively, the “Transactions”) and resolved to recommend the stockholders adopt the Merger Agreement and approve the Transactions. The Special Committee, which is comprised solely of independent and disinterested directors of the Company who are unaffiliated with Parent, exclusively negotiated the terms of the Merger Agreement with Parent, with the assistance of its independent financial and legal advisors.

The Company Board has adopted resolutions (i) determining that the terms of the Merger Agreement and the Merger and the Transactions are advisable, fair to and in the best interest of the Company and the holders of capital stock of the Company (other than holders of Excluded Shares), and (ii) authorizing, approving and declaring advisable, the Merger Agreement, the form and terms of the Merger Agreement and the Transactions.

Steel Partners’ General Partner adopted resolutions (i) determining, in its sole discretion, that the ownership and acquisition of Company Common Stock, the Merger Agreement, the ModusLink CVR Agreement and the Transactions are business activities approved pursuant to Section 2.4 of the Ninth Amended and Restated Agreement of Limited Partnership of Partner, dated as of June 1, 2022 (the “LP Agreement”), and necessary and appropriate to the conduct of the business of Parent pursuant to Section 7.1(a) of the LP Agreement, and (ii) authorizing, approving and adopting the foregoing determinations, the Merger Agreement, the ModusLink CVR Agreement and the Transactions.

Stockholders of the Company will be asked to vote on the adoption of the Merger Agreement at a stockholders meeting to be held on a date to be announced. The affirmative vote of (a) the holders of a majority in voting power of the outstanding shares of the Company Common Stock and the Company Series C Preferred Stock (voting on an as converted to shares of Company Common Stock basis), voting together as a single class, and (b) the holders of a majority of the outstanding shares of the Company Series C Preferred Stock is required to approve and adopt the Merger Agreement and such stockholder approval will also satisfy requirements of the General Corporation Law of the State of Delaware.

The Merger Agreement contains representations, warranties and covenants of the Parties that are customary for transactions of this type. Until the closing of the Merger, the Company and Parent have agreed, subject to certain exceptions, to use its commercially reasonable efforts to conduct their respective businesses in the ordinary course consistent with past practice. The Parties are required to use their respective commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable laws to consummate the Transaction.

The Merger Agreement includes a “go-shop” period that expires at 11:59 p.m. Eastern time on July 12, 2022, during which the Company may actively solicit and consider alternative acquisition proposals. There can be no assurances that the “go-shop” process will result in a superior proposal, and the Company does not intend to communicate developments regarding the process unless and until the Company determines that additional disclosure is required or desirable.

The closing of the Merger is subject to certain customary conditions, including the accuracy of the representations and warranties of, and compliance with covenants by, each of the Parties to the Merger Agreement, as well as adopting of the Merger Agreement by holders of a majority of the outstanding shares of Company Common Stock not owned by affiliates of Parent or the Company. There can be no assurance that these closing conditions will be satisfied and that the Parties will be able to consummate the Merger or the Transactions. In addition, the Merger Agreement contains certain termination rights that are customary for a transaction of this type, including, for example, if the Merger has not been consummated by December 9, 2022 (the “Outside Date”), subject to certain limitations. The Merger Agreement further provides that upon the termination of the Merger Agreement under certain circumstances, the Company shall pay, or cause to be paid, to Parent a termination fee equal to $1,500,000 and to reimburse the expenses of Parent up to $1,000,000. The closing of the Merger is not subject to a financing condition, and is expected to occur in the second half of 2022.

Voting and Support Agreement

In connection with the Merger Agreement, the Company, Parent, Handy & Harman Ltd., a Delaware corporation (“Handy”), WHX CS Corp., a Delaware corporation (“WHX”), Steel Partners, Ltd., a Delaware corporation (“SPL”), SPH Group LLC, a Delaware limited liability company (“SPH”), SPH Group Holdings LLC, a Delaware limited liability company (“SPH Holdings”), Steel Partners Holdings GP Inc., a Delaware corporation (“GP”), Steel Excel Inc., a Delaware corporation (“SXL”), Warren G. Lichtenstein, an individual (“Lichtenstein”), and Jack L. Howard, an individual (“Howard”, and together with Handy, WHX, SPL, SPH, SPH Holdings, GP, SXL and Lichtenstein, the “Stockholders” and each a “Stockholder”) entered into a Voting and Support Agreement, dated as of June 12, 2022 (the “Support Agreement”). Per the terms and conditions set forth in the Support Agreement, each Stockholder has agreed to vote, or cause to be voted, all shares of Company Common Stock and Company Preferred Stock beneficially owned by each such Stockholder (representing an aggregate of approximately 49.8% of the Company’s total outstanding voting power as of June 12, 2022) for the adoption of the Merger Agreement and any alternative acquisition agreement approved by the Company Board (acting on the recommendation of the Special Committee).

Contingent Value Rights Agreement

In connection with the closing of the Merger, the Company, Parent, and a rights agent to be determined thereunder (“Rights Agent”) and a shareholder representative to be determined thereunder, in its capacity as the Shareholder Representative, will enter into a Contingent Value Rights Agreement (the “ModusLink CVR Agreement”), substantially in the form attached to the Merger Agreement. In accordance with the ModusLink CVR Agreement, holders of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than Excluded Shares and shares held by dissenting holders) will receive in respect of each such share one ModusLink CVR with the right to receive the a pro rata share of net proceeds, to the extent such net proceeds exceed $80 million plus certain related costs and expenses, if Steel Connect’s ModusLink subsidiary is sold during the two-year period following completion of the Merger.

The ModusLink CVRs represent a contractual right only and will not be transferable except in the limited circumstances specified in the ModusLink CVR Agreement. The ModusLink CVRs will not be evidenced by certificates or any other instruments and will not be registered with the Securities and Exchange Commission (the “SEC”). The ModusLink CVRs do not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the ModusLink CVRs to any holder. In addition, the ModusLink CVRs shall not represent any equity or ownership interest in Parent, the Company or any of their affiliates, or in any constituent company to the Merger.

The foregoing descriptions of the Merger Agreement, the Support Agreement and the ModusLink CVR Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Merger Agreement, which is attached to this Current Report on Form 8-K (this “Form 8-K”) as Exhibit 2.1, the Support Agreement, which is attached to this Form 8-K as Exhibit 10.1, and the ModusLink CVR Agreement, which is attached to this Form 8-K as Exhibit 10.2, respectively, and are incorporated herein by reference. The Merger Agreement and the Support Agreement have been attached to provide investors with information regarding its terms. The terms and information therein should not be relied on as disclosure about the Company without consideration of the reports that the Company files with the SEC. The terms of the Merger Agreement, the Support Agreement and the ModusLink CVR Agreement (which will be executed at the time of the Merger) govern the contractual rights and relationships, and allocate risks, among the parties thereto in relation to the Merger. In particular, the representations and warranties made by the Parties to each other in the Merger Agreement have been negotiated among the Parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the Merger should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. The Company does not undertake any obligation to release publicly any revisions to these representations and warranties, except as required under U.S. federal or other applicable securities laws.

Item 7.01 Regulation FD Disclosure.

The joint press release of Parent and the Company, dated June 13, 2022, announcing entry into the Merger Agreement is attached hereto as Exhibit 99.1.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Steel Connect by Steel Partners and their respective affiliates. In connection with the proposed merger, Steel Connect will file with the SEC and furnish to Steel Connect’s stockholders a proxy statement and other relevant documents. This communication does not constitute a solicitation of any vote or approval. BEFORE MAKING ANY VOTING DECISION, STEEL CONNECT’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors will be able to obtain a free copy of the proxy statement, when available, and other relevant documents filed by Steel Connect with the SEC at the SEC’s website at www.sec.gov. In addition, investors may obtain a free copy of the proxy statement, when available, and other relevant documents from Steel Connect’s website at www.steelconnectinc.com or by directing a request to Steel Connect, Inc., Attn: Chief Financial Officer, 2000 Midway Lane, Smyrna, Tennessee 37167 or by calling (914) 461-1276.

Participants in the Solicitation

Steel Connect and its directors, executive officers and certain other members of management and employees of Steel Connect may be deemed to be “participants” in the solicitation of proxies from the stockholders of Steel Connect in connection with the proposed merger. Information regarding the interests of the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Steel Connect in connection with the proposed merger, which may be different than those of Steel Connect’s stockholders generally, will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. Stockholders can find information about Steel Connect and its directors and executive officers and their ownership of Steel Connect’s Common Stock in Steel Connect’s Annual Report on Form 10-K, filed with the SEC on October 29, 2021, and amended on November 30, 2021, and additional information about the ownership of Steel Connect’s Common Stock by Steel Connect’s directors and executive officers is included in their Forms 3, 4 and 5 filed with the SEC.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

2.1*	Agreement and Plan of Merger, dated as of June 12, 2022, by and among Steel Connect, Inc., Steel Partners Holdings L.P. and SP Merger Sub, Inc.
10.1	Voting and Support Agreement, dated as of June 12, 2022, by and among Steel Connect, Inc., Steel Partners Holdings L.P., Handy & Harman Ltd., WHX CS Corp., Steel Partners, Ltd., SPH Group LLC, SPH Group Holdings LLC, Steel Partners Holdings GP Inc., Steel Excel Inc., Warren G. Lichtenstein and Jack L. Howard.
10.2	Form of Contingent Value Rights Agreement
99.1	Joint Press Release, dated June 13, 2022 (furnished herewith).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Schedules have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Steel Connect, Inc. agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request; provided, however, that Steel Connect, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 for any schedule so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Steel Connect, Inc.

Date: June 13, 2022	By:	/s/ Jason Wong
	Name:	Jason Wong
	Title:	Chief Financial Officer